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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549




                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              OSHKOSH B'GOSH, INC.
                              --------------------
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                              --------------------
                         (Title of Class of Securities)


                                   688222-22-0
                                   -----------
                                   (CUSIP No.)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 688222-22-0
--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON.

     William F. Wyman
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX                         (a) [ ]
     IF A MEMBER OF A GROUP.                           (b) [ ]

--------------------------------------------------------------------------------
(3)  SEC USE ONLY.


--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE
     OF ORGANIZATION.                                  United States

--------------------------------------------------------------------------------
NUMBER OF SHARES           (5)  SOLE VOTING POWER.                       652,297
BENEFICIALLY               (6)  SHARED VOTING POWER.                           0
OWNED BY EACH              (7)  SOLE DISPOSITIVE POWER.                  652,297
REPORTING                  (8)  SHARED DISPOSITIVE POWER.                      0
PERSON WITH:
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY
     OWNED BY EACH REPORTING PERSON.                                     652,297

--------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT
     IN ROW (9) EXCLUDES CERTAIN SHARES.               [ ]

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED
     BY AMOUNT IN ROW (9).                             6.16%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON.                         IN


--------------------------------------------------------------------------------


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                                  SCHEDULE 13G

                              OSHKOSH B'GOSH, INC.


ITEM 1.

     (a)  NAME OF ISSUER:
          --------------

          Oshkosh B'Gosh, Inc.


     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          -----------------------------------------------

          112 Otter Avenue
          Oshkosh, Wisconsin 54901


ITEM 2.

     (a)  NAME OF PERSON FILING:

          William F. Wyman


     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
          -----------------------------------------------------------

          1373 Waugoo Avenue
          Oshkosh, Wisconsin 54901


     (c)  CITIZENSHIP:

          United States


     (d)  TITLE OF CLASS OF SECURITIES:

          Class A Common Stock


     (e)  CUSIP NO.:

          688222-22-0


ITEM 3.

          IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT.


                                   Page 3 of 6


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     (b)  [ ]  BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT.

     (c)  [ ]  INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE ACT.

     (d) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT.

     (e) [ ] INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940.

     (f) [ ] EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE SS.240.13d-1(b)(1)(ii)(F).

     (g)  [ ]  PARENT HOLDING COMPANY, IN ACCORDANCE WITH SS.240.13d-1(b)(ii)(G)
               NOTE: SEE ITEM 7.

     (h)  [ ]  GROUP, IN ACCORDANCE WITHSS.240.13d- 1(b)(1)(ii)(H).

          Not Applicable.


ITEM 4.   OWNERSHIP (AT DECEMBER 31, 2000).

          The information on items 1 and 5 through 11 on the cover page (page 2) on Schedule 13G is hereby incorporated by reference.


ITEM 5.   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

          Not applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.


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ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.


ITEM 10.  CERTIFICATION.

          Not Applicable.


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                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date: February 13, 2001




                                       /s/ WILLIAM F. WYMAN
                                       -----------------------------------------
                                       WILLIAM F. WYMAN


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